Exhibit 10.24

PERSONAL AND CONFIDENTIAL

September 24, 2015

Denise R. Cade
1427 East Prairie Avenue
Wheaton, Illinois 60187

Dear Denise:

We are pleased to offer you the position of Senior Vice President, General Counsel for IDEX Corporation,
based in Lake Forest, Illinois, and reporting directly to Andrew Silvernail, Chief Executive Officer. The following terms apply to this offer:

• Your anticipated start date is October 26, 2015. If there is any change to this date, please inform me as soon as possible

• Your annual base salary will be Four Hundred Twenty Thousand Dollars and Zero Cents
($420,000.00), payable on a biweekly basis at the rate of Sixteen Thousand One Hundred
Fifty Three Dollars and Eighty Four Cents ($16,153.84) per pay period. You will be eligible for a review of your salary with consideration for an increase in March of 2017. While we hope that you have a long and mutually beneficial relationship, your employment is considered "at will" and will not be for any fixed term or definite period and may be terminated by you or IDEX at any time.

• As of January 1, 2016, you will be eligible for participation in our Management Incentive
Compensation Plan (MICP Grade 26), as established each fiscal year, which provides annual incentive earnings opportunity based on business unit and personal performance.
Your MICP target level of incentive compensation will be sixty percent (60%) of your annual base pay in effect at the beginning of the plan year. The actual pay-out under the plan could be more or less than the target level and will depend on IDEX's performance and your performance. Enclosed is a copy of the current MICP Compensation Programs Booklet.

As an active employee, in March of 2016, you will receive a bonus in the amount of Two
Hundred Twenty Eight Thousand Dollars and Zero Cents ($228,000.00), less deductions and withholding as required. If you voluntarily leave within 12 months of your start date then you will owe the Company 100% of this amount.

• You will be eligible to receive a company car allowance of One Thousand Five Hundred
Dollars and Zero Cents ($1,500.00) per month, paid on a bi-weekly basis.

• You will be eligible for the full range of benefits including: the IDEX Defined Contribution
Retirement Plan, the IDEX 401(k) Savings Plan, medical and dental coverage, short-term and long-term disability coverage, and life insurance. Summaries of these benefit plans are enclosed.

• You will be eligible to participate in the Executive Medical Physical Program. IDEX has partnered with the Center for Partnership Medicine at Northwestern Memorial Hospital to provide you with the opportunity to have a full medical examination on an annual basis. The cost of the examination shall be paid by IDEX.

• You will be eligible to enroll in the Executive Long Term Disability program which provides additional income in the case of total and permanent disability. This program is fully paid by
IDEX. You will be issued an individual policy that provides several additional benefits above and beyond the Group LTO plan that is in place for employees.

• Based upon your position, you will also be eligible to participate in the IDEX Corporation
Supplemental Executive Retirement and Deferred Compensation Plan. The purpose of the plan is to provide non-qualified retirement compensation benefits above IRS limits and to provide participants with the ability to defer other amounts of compensation.

• Subject to approval from our Board of Directors, you will be eligible for equity grants in the form of a combination of performance stock units, stock options and restricted stock shares under the
IDEX Incentive Award Plan (lAP) at our annual grant as established each fiscal year. These annual awards for your position are currently targeted to have a value of one hundred ten percent
(110%) of your base salary. Your actual award in any year is dependent upon current program design and your performance. This plan is designed to provide an incentive and reward to key employees who are in a position to make substantial contributions to the success of the company.

The initial price at which the option awards are granted will be the closing price of IDEX common stock on the grant date. Your options may be exercised after they become vested, and for a period of up to ten years from the date they were awarded. Currently, options vest at the rate of
25% per year.

Restricted shares of stock currently vest 100% on the third anniversary of the grant date; during this restriction period, you will receive dividend equivalent payments. Once the restriction period lapses, you will retain full ownership of the shares. Once vested, these shares will be considered taxable income to you, and you will be provided more information at that time regarding payment of withholding taxes, if applicable. You must remain employed by IDEX Corporation in order to achieve vesting for these lAP awards.

• Upon hire you will be granted an equity award valued at Three Hundred Twenty Five Thousand
Dollars and Zero Cents ($325,000.00). This amount will be split equally (50%/50%) among stock options and restricted stock shares. The number of shares as well as the option price will be based upon the closing price of IDEX common stock on the grant date. The options will vest ratably at 25% each year as of the anniversary of the grant and the restricted shares will vest
100% on the third anniversary of the grant date. Additionally, unvested restricted shares are eligible to receive dividend payments. Each award will be governed by the terms included in each award agreement.

• In the event of a "Change in Control", as defined in the Amended and Restated IDEX
Corporation Supplemental Executive Retirement Plan, that results in your termination from service within twenty-four (24) months of the Change in Control, the Company shall be obligated to pay your base salary at the rate then in effect and your then current target annual bonus (MICP or equivalent pay) for a minimum of twenty-four (24) months following the date of termination (for a total payment of two (2) times both base salary and target annual bonus). This payment shall not be applicable in the event of your voluntary termination.

• If, in the future, your employment with IDEX Corporation is terminated, without cause
("cause" defined as willful misconduct or fraudulent behavior), IDEX will pay you up to twelve
(12) months base salary at the then current monthly base rate plus your targeted annual incentive bonus in exchange for a signed release. Such benefit will not be applicable in the event of your voluntary termination.

This offer of employment is subject to your satisfactory completion of a drug and alcohol abuse screening test, to be scheduled at a qualified laboratory, and a background screening. A copy of the policy is enclosed.

At IDEX, we have a strong standard of conduct and ethics policy. Immediately upon accepting employment, you will be required to go through on-line training on this policy and abide by it. A copy of this policy is enclosed.

The company does require that all new exempt employees agree to and sign an Employee Confidentiality

Information, Work Product, Non-Disclosure and Non-Solicitation Agreement. Please sign and return the signed copy, keeping a second copy for your file.

Please indicate your acceptance of this offer by signing on the line provided below and return a signed copy to me.

Denise, we have discussed the importance of the position to IDEX and some of the critical challenges that the team faces. We are confident that your leadership skills and experience can make a significant contribution to the success of IDEX, and that this position can be a positive professional step for you.

Sincerely,
/s/ ANDREW K. SILVERNAIL
Andrew K. Silvernail
Chief Executive Officer
*******************************************************	********************************************************

/s/ DENISE R. CADE	27 Sept 2015
Acceptance of Employment Offer	Date
Denise R. Cade

Enclosures:
• Employee Confidentiality Information, Work Product, Non-Disclosure and Non-Solicitation Agreement
• Exhibit A
• Code of Business Conduct and Ethics Policy
• Drug and Alcohol Abuse-Screening Test Locations
• Background Investigation Authorization Form
• 2015 Benefit Highlights Brochure
• 2015 MICP Compensation Programs Booklet
• 2015 SERP Overview Booklet